SELIGMAN NEW TECHNOLOGIES FUND II, INC.

                         SHAREHOLDER SERVICING AGREEMENT


         SHAREHOLDER SERVICING AGREEMENT, dated as of ______ , 2000, between SELIGMAN NEW TECHNOLOGIES FUND II, INC., a Maryland corporation (the "Fund"), and _________________________, a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and a member of the National Association of Securities Dealers, Inc. (the "Service Agent").

         In consideration of the mutual agreements herein made, the parties hereto agree as follows:

         1.   PROVISION OF SHAREHOLDER SERVICES.

              (a) General. The Service Agent agrees to maintain accounts for its customers who have purchased or otherwise acquired shares of the Fund ("Customers"). The Service Agent has read the Fund's current prospectus, as amended from time to time, and understands the nature of the Fund. In particular, the Service Agent understands that the Fund's common stock will not be listed on any securities exchange and that it is uncertain if a secondary market for the stock will develop. The Service Agent also understands that shares of the Fund must be held through an NSCC Network Level 3 account, and that certificated shares will not be available. The Service Agent further understands that the Fund will conduct quarterly repurchase offers in which it will offer to repurchase 5% of its outstanding shares, and that, if more than 5% (plus, in the discretion of the Fund, up to an additional 2%) of the Fund's shares are tendered for repurchase in any quarterly tender offer, the Fund will repurchase the tendered shares pro rata on the basis of the number of shares tendered by each shareholder. The Service Agent understands that the Board of Directors of the Fund may instruct the Fund to offer to repurchase a higher (but not a lower) percentage of shares in any quarterly repurchase offer, but not higher than 25% of its outstanding shares, and that the Fund currently does not expect any quarterly repurchase offer to exceed 5%. The Service Agent agrees to provide customary shareholder services to Customers, including responding to Customer inquiries about the Fund and the transferability of shares, assisting in selecting dividend payment options and such other services and shareholder assistance as may from time to time be mutually agreed upon by the Fund and the Service Agent.

              (b) Repurchase offers. With respect to each quarterly repurchase offer by the Fund, the Service Agent agrees: to deliver to each Customer in a timely manner the repurchase offer materials (subject to its timely receipt from the Fund of the reasonable number of copies thereof requested by the Service Agent); to respond to Customer inquiries about the procedures for tendering shares; to tender shares on behalf of those Customers who wish to do so; and to remit repurchase proceeds to the appropriate investors. If the Fund pro-rates shares tendered for repurchase, the Service Agent will be responsible for determining the correct allocation among its Customers of the repurchase proceeds and the shares not purchased.

              (c) Restrictions on transfers. The Service Agent understands that the Fund's shares are subject to transfer restrictions that permit transfers only to persons who are "qualified clients" (as such term is defined in Rule 205-3 under the Investment Advisers Act of 1940 (the "Advisers Act")). The Service Agent agrees that (i) it will not make any sales or transfers of shares of the Fund to any of its clients unless it believes that such client is a qualified client; (ii) it has implemented procedures designed to enable it to form a reasonable belief that any transferee of the shares who is its client is a qualified client; (iii) it will cooperate with the Securities and Exchange Commission in the event of an audit or examination of the Fund's or its investment adviser's compliance with the qualified-client requirement of Rule 205-3 under the Advisers Act; and (iv) confirmations of any transfer will include a statement regarding the transfer restrictions applicable to the shares.

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          2.   COMPENSATION.

              (a) As compensation for the services performed by the Service Agent pursuant to Section 1, the Fund will pay to the Service Agent promptly after the end of each calendar quarter a fee, calculated on each day during such quarter, at an annual rate of 0.50% of the Fund's average daily net assets attributable to shares owned by Customers, or such lesser amount if required by applicable law, rules or regulations.

              (b) If the Service Agent shall serve hereunder for less than the whole of any calendar quarter, the fee hereunder shall be prorated.

              (c) The Fund will have no other obligation to compensate the Service Agent for its costs incurred in connection with its shareholder servicing activities or the Fund's quarterly repurchase offers; provided, however, that the Fund shall bear the costs of printing and distributing the quarterly repurchase offer materials to the Fund's shareholders.

              (d) Nothing herein shall prohibit the Board of Directors of the Fund from approving the payment by the Fund of additional compensation to others for services similar to those provided hereunder.

         3. TERMINATION OF AGREEMENT. This Agreement shall continue in full force and effect until December 31, 2001, and from year to year thereafter unless either party shall have notified the other party in writing at least 60 days prior to such December 31 or prior to December 31 of any year thereafter that it does not desire such continuance.

         4. MISCELLANEOUS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations. All notices shall be sent to the attention of the individual and at the address specified below. Notices shall be delivered by pre-paid mail, return receipt requested, or by a facsimile machine or similar means of same day delivery which provides evidence of receipt (with a confirming copy by mail as set forth above).

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         IN WITNESS  WHEREOF,  the Fund and the  Service  Agent have caused this
Agreement to be executed by their duly authorized officers as of the date first above written.


                                         SELIGMAN NEW TECHNOLOGIES FUND II, INC.



                                        By: ____________________________________


                                        [Broker/Dealer]


                                        By: ____________________________________